EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Record Net Income of $188.3 Million for the Third Quarter of 2008

Quarter Highlighted By Record Selling Prices And Operating Profit Measures

WEST CHESTER, OH, October 21, 2008 – AK Steel (NYSE: AKS) today reported record quarterly net income of $188.3 million, or $1.67 per diluted share of common stock, for the third quarter of 2008, compared to net income of $108.4 million, or $0.97 per diluted share, for the third quarter of 2007.
Net sales in the third quarter of 2008 were $2,157.6 million on shipments of 1,476,300 tons compared to sales of $1,721.7 million on shipments of 1,603,000 tons for the year-ago quarter.  The company said its average selling price for the third quarter of 2008 was a record $1,462 per ton, and approximately 36% higher than the $1,074 per-ton average price realized in the third quarter of 2007.  The decrease in shipments from a year ago was primarily the result of lower shipments to automotive, appliance and construction markets, which were partially offset by higher shipments to service center markets.  Selling prices were higher due to a richer shipment mix, higher contract and spot market pricing and increases in raw material and energy surcharges.
Third-quarter 2008 operating profit was a record $309.6 million, or $210 per ton, also a record, compared to $163.5 million, or $102 per ton, for the third quarter of 2007.  The year-over-year operating profit improvement was primarily the result of higher selling prices, a richer product mix and solid cost controls.
“AK Steel and its employees again posted record results, punctuated with per-ton operating profit above two hundred dollars for the first time in company history,” said James L. Wainscott, Chairman, President and CEO of AK Steel.  Speaking to the forward challenges posed by the current financial market turmoil, Mr. Wainscott remarked, “AK Steel has repeatedly demonstrated its ability to overcome adversity.  We will draw upon that experience and our inherent manufacturing flexibility to navigate the bumpy economic road that lies ahead.”
2008 Nine-Month Results Exceed Full-Year 2007 Levels
For the first nine months of 2008, the company reported record net income of $434.6 million, or $3.86 per diluted share.  Net income for the corresponding 2007 period was $281.0 million, or $2.51 per diluted share.  Net income and earnings per share for the first nine months of 2008 exceeded the company’s full-year 2007 record net income and per-share earnings.
Sales for the first nine months of 2008 were a record $6,185.6 million compared to $5,311.1 million in the first nine months of 2007.  Shipments for the first nine months of 2008 were 4,792,500 tons compared to 4,910,600 tons for the first nine months of 2007.  The decline in shipments was due primarily to lower shipments to the automotive market, partially offset by higher shipments to the service center market.  Operating profit for the first nine months of 2008 was a record $717.2 million, or $150 per ton, compared to $470.9 million, or $96 per ton, for the first nine months of 2007.  This improvement was due primarily to higher selling prices, higher spot market shipments and lower retiree benefit costs.  The company ended the third quarter with $441.4 million of cash and $698.0 million of availability under its credit facility.
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Fourth-Quarter 2008 Outlook
AK Steel said it expects shipments for the fourth quarter of 2008 to be approximately 1,400,000 tons.  The company expects its raw material and energy costs to be lower relative to the third quarter.  AK Steel expects its fourth-quarter 2008 average per-ton selling prices to be about 10% lower compared to the third quarter of 2008 and the company expects to generate an operating profit of approximately $100 per ton.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2007, and in subsequent Quarterly Reports on Form 10-Q.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Shipments (000 tons)	1,476.3	1,603.0	4,792.5	4,910.6
Selling price per ton	$1,462	$1,074	$1,291	$1,082

Net sales	$2,157.6	$1,721.7	$6,185.6	$5,311.1

Cost of products sold	1,740.9	1,453.5	5,146.4	4,486.5
Selling and administrative expenses	56.6	55.4	168.1	164.9
Depreciation	50.5	49.3	153.9	149.0
Pension curtailment charges	-	-	-	39.8
Total operating costs	1,848.0	1,558.2	5,468.4	4,840.2

Operating profit	309.6	163.5	717.2	470.9

Interest expense	11.6	14.9	34.9	56.4
Other income, net	0.7	4.5	9.7	12.7

Income before income taxes	298.7	153.1	692.0	427.2

Income tax benefit due to state tax law changes	-	(11.8)	-	(12.0)
Income tax provision	110.4	56.5	257.4	158.2

Net income	$188.3	$108.4	$434.6	$281.0

Basic earnings per share:
Net income per share	$1.69	$0.98	$3.89	$2.54

Diluted earnings per share:
Net income per share	$1.67	$0.97	$3.86	$2.51

Weighted average shares outstanding:
Basic	111.7	111.0	111.6	110.7
Diluted	112.5	112.1	112.5	111.8

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30,	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$441.4	$713.6
Accounts receivable, net	857.8	675.0
Inventories, net	819.6	646.8
Other current assets	359.1	391.4
Total Current Assets	2,477.9	2,426.8

Property, plant and equipment	5,233.6	5,131.1
Accumulated depreciation	(3,211.3)	(3,065.2)
Property, plant and equipment, net	2,022.3	2,065.9
Other noncurrent assets	393.4	704.7

Total Assets	$4,893.6	$5,197.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$729.5	$588.2
Other accruals	252.7	214.0
Current portion of long-term debt	12.8	12.7
Current portion of pension & other postretirement benefit obligations	150.3	158.0
Total Current Liabilities	1,145.3	972.9

Long-term debt	652.3	652.7
Pension & other postretirement benefit obligations	1,492.9	2,537.2
Other noncurrent liabilities	168.3	159.9

Total Liabilities	3,458.8	4,322.7

Shareholders' Equity
Common stock - 2008; authorized 200,000,000 shares of $0.01 par value each; 121,269,867 shares issued; 112,210,434 shares outstanding	1.2	1.2
Additional paid-in capital	1,892.5	1,867.6
Treasury stock - 2008; 9,059,433 shares at cost	(136.4)	(126.8)
Accumulated deficit	(504.7)	(915.1)
Accumulated other comprehensive income	182.2	47.8
Total Shareholders' Equity	1,434.8	874.7

Total Liabilities and Shareholders' Equity	$4,893.6	$5,197.4

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Nine Months Ended
	September 30,
	2008	2007

Cash Flow From Operating Activities:
Net income	$434.6	$281.0
Depreciation	153.9	149.0
Amortization	8.7	12.6
Deferred income taxes	229.9	88.1
Pension contributions	(225.0)	(250.0)
Contribution to Middletown retirees VEBA	(468.0)	-
Pension and other postretirement benefit expense less than payments	(62.9)	(48.9)
Pension curtailment charges	-	39.8
Excess tax benefits from stock-based compensation	(12.4)	(6.1)
Working capital	(178.3)	131.9
Other items, net	(19.6)	2.9
Net Cash Flow From Operating Activities	(139.1)	400.3

Cash Flow From Investing Activities:
Capital investments	(120.8)	(63.5)
Investments, net	(8.2)	4.3
Proceeds from sale of property, plant and equipment	8.0	0.1
Proceeds from draw on restricted funds for emission control expenditures	-	2.5
Other items, net	0.3	0.8
Net Cash Flow From Investing Activities	(120.7)	(55.8)

Cash Flow From Financing Activities:
Redemption of long-term debt	(0.5)	(450.0)
Fees related to new credit facility	-	(2.6)
Proceeds from exercise of stock options	3.3	9.1
Purchase of treasury stock	(9.6)	(1.8)
Excess tax benefits from stock-based compensation	12.4	6.1
Common stock dividends	(16.8)	-
Other items, net	(1.2)	0.9
Net Cash Flow From Financing Activities	(12.4)	(438.3)

Net Decrease in Cash	(272.2)	(93.8)

Cash and Cash Equivalents, Beginning	713.6	519.4

Cash and Cash Equivalents, Ending	$441.4	$425.6

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Tons Shipped by Product (000's)
Stainless/Electrical	240.3	259.1	752.1	805.6
Coated	592.0	666.4	2,015.4	2,020.8
Cold Rolled	314.2	367.8	970.2	1,005.6
Tubular	28.3	33.7	96.0	112.1
Subtotal Value-added Shipments	1,174.8	1,327.0	3,833.7	3,944.1

Hot Rolled	260.7	218.2	816.7	766.3
Secondary	40.8	57.8	142.1	200.2
Subtotal Non Value-added Shipments	301.5	276.0	958.8	966.5

Total Shipments	1,476.3	1,603.0	4,792.5	4,910.6

Shipments by Product (%)
Stainless/Electrical	16.3%	16.2%	15.7%	16.4%
Coated	40.1%	41.6%	42.1%	41.2%
Cold Rolled	21.3%	22.9%	20.2%	20.5%
Tubular	1.9%	2.1%	2.0%	2.3%
Subtotal Value-added Shipments	79.6%	82.8%	80.0%	80.4%

Hot Rolled	17.7%	13.6%	17.0%	15.6%
Secondary	2.7%	3.6%	3.0%	4.0%
Subtotal Non Value-added Shipments	20.4%	17.2%	20.0%	19.6%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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